Exhibit 4.9

Intelsat Transponder Service Order, dated September 30, 2007, between the Registrant and Intelsat Global Sales & Marketing Ltd.

Intelsat Transponder Service Order

Service Order No 16977

	Intelsat Information:	Customer Information:
Name:	Intelsat Global Sales & Marketing Ltd	RRSAT Global Communication Network Ltd
Place/Type of Organization:	England & Wales	Israel
Address:	Building 3, Chiswick Park, 566 Chiswick High Road	4 Hagoren St. Industrial Park
City/Country:	London W4 5YA, United Kingdom	Omer, 84965, Israel
Attention:	Contracts Administrator	David Rivel
Telephone:	+44-20 8899 6888	+97286499007
Facsimile:	+44-20 8899 6200	+97250319346
Email:		david@rrsat.com

1.	By signing and returning this Service Order (“Service Order”) to Intelsat, RRSAT GLOBAL COMMUNICATION NETWORK LTD (“Customer”) is making an offer to purchase the service described in this Service Order (“Service”) from Intelsat Global Sales and Marketing Ltd (“Intelsat”). When executed by Intelsat, this Service Order shall become binding.

2.	Provision of the Service is subject to Intelsat receiving from Customer any Deposit/Collateral specified below in a form acceptable to Intelsat at least 15 calendar days prior to the Service Start Date.

3.	This Service Order No 16977 and the Service are subject to the terms and conditions of the Master Service Agreement (“MSA”) referenced below which is incorporated herein by reference. In the event of a conflict between this Service Order and the MSA, this Service Order shall control.

Type of Service Order	☒ New Service ☐ Renewal ☐ Amendment
Master Service Agreement	Agreement Type: Distribution Agreement Dated: 19-Jul-2001 Agreement No: 00745-000 Account No: 3228
Service Type	Transponder Service
Preemptibility	[* * *] Preemptible [* * *] Non-Preemptible
SSD (Service Start Date)	01-Oct-2007
SED (Service End Date)	30-Jun-2015
Service Fee (Monthly Recurring Charge)	See Service & Payment Schedule below
Deposit/Collateral	US$ [* * *]
Billing method	[* * *]
Special Terms & Conditions of Service	☒ Yes (see page 5) ☐ No

Phase 1 (see Service & Payment Schedule below):
Orbital Location/ Satellite	263.00 East ° Galaxy 25
Bandwidth (MHz)/ Information Rate (Mbps)	[* * *]
Up/Downlink Beam	NAKH/NAKV
Initial Transponder Allocation	[* * *]

Phase 2(see Service & Payment Schedule below):	See Special Terms & Conditions of Service, page 5
Orbital Location/ Satellite	263.00° East Galaxy 19
Bandwidth (MHz)/ Information Rate (Mbps)	[* * *]
Up/Downlink Beam	[* * *]
Initial Transponder Allocation	K11 / K11

Intelsat Confidential and Proprietary

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

Service & Payment Schedule
Service	Dates	MHz/Mbps	Service Fee
[* * *]	[* * *]	[* * *]	[* * *]
Phase 1	From 1 December 2007 to 31 December 2008 (or until start of Transition phase, if later)	[* * *]	[* * *] per month
Transition	From Galaxy 25 to Galaxy 19 - dates to be determined as set forth in Section 6.4	[* * *]	[* * *]
Phase 2	From 1 January 2009 (to be confirmed, as set forth in Section 6.4) to 30 June 2015	[* * *]	[* * *] per month

4.	The following Appendices attached hereto, all of which are incorporated herein by reference, shall collectively comprise this Transponder Service Order:

Technical Requirements

Appendix A: Reserved/Not Applicable
Appendix B: Technical Appendix for Transponder Segment Services (attached hereto)
Appendix C: Operational Requirements for Intelsat Satellites (attached hereto) Please see applicable IESS service module at https://my.intelsat.com

5.	Each of the parties has duly executed and delivered this Service Order as of the latest date set forth below (the “Execution Date”). ______

INTELSAT GLOBAL SALES & MARKETING LTD By: /s/ Suzanne Andrade —————————————— Suzanne Andrade Senior Contracts Manager Date: 01 October 2007	RRSAT GLOBAL COMMUNICATION NETWORK LTD By: /s/ David Rivel —————————————— David Rivel Chief Executive Officer Date: 30 September 2007

Intelsat Confidential and Proprietary

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

ADDITIONAL TERMS AND CONDITIONS
FOR TRANSPONDER SERVICES

1.	THE SERVICE

Transponder Service is the supply of satellite capacity to be managed by Customer. Full-time Transponder Services may be either Preemptible, Non-Preemptible, or Fully Protected (where offered). Transponder Services are non-cancellable.

1.1	Non-Preemptible Transponder Service: A Non-preemptible Service cannot be interrupted or cancelled to restore other Services.

1.2	Preemptible Transponder Service: A Preemptible Service may be suspended or terminated by Intelsat. Unless otherwise specified in this Service Order, Services that are preempted must vacate the capacity immediately upon notification by Intelsat.

1.3	Fully Protected Transponder Service: A Fully Protected Service is offered only on a full transponder basis. In the event of failure, the Service shall be restored using capacity on the same satellite, or on another satellite. A Fully Protected Service is non-preemptible. Intelsat currently offers fully protected services only on the following satellites: Galaxy- 23, -25, -26, -27, and -28.

2.	PREEMPTION OF SERVICE

2.1	Notification of Preemption: Customer shall specify in writing, prior to the Service Start Date, a telephone number where English-speaking Customer-designated personnel may be reached by Intelsat on a 24/7 basis. Such contact telephone numbers and contact personnel shall remain in effect until further written notice is received by Intelsat.

2.2	Charge for Failing to Vacate:

2.2.1 After Service End Date for Non-Preemptible Services: If Customer continues to use a Service past the Service End Date, Intelsat reserves the right to continue to provide the Service to Customer on a fully Preemptible basis at a rate determined by Intelsat in its sole discretion, and/or to take such further action(s) as may be necessary to bring down the Service.

2.2.2 After Notice of Preemption (where applicable): If, following preemption notification or attempted notification by Intelsat of preemption, Customer continues to use a Preemptible Service past the time indicated in the notification or the Service End Date, whichever is earlier, a fee equivalent to one month’s service charge shall apply for each day or part thereof of the continued unauthorized use. Customer’s payment of this fee shall in no way be considered as authorization by Intelsat for Customer to continue to use the Service, and Intelsat may take any further action(s) at any time following notification or attempted notification of preemption as may be necessary to bring down the Service immediately.

3.	SERVICE RESTORATION

3.1	Service Restoration for Fully Protected Services: In the event that a Fully Protected Service fails and Intelsat is unable to restore it on the same satellite with capacity offering substantially similar coverage and equivalent performance, Intelsat shall restore the Service on another Intelsat satellite on capacity that provides substantially similar coverage and equivalent performance. In the event that Intelsat is unable to restore the Service as described above, Intelsat shall make commercially reasonable efforts to provide Customer with alternative capacity having the same or similar characteristics, and shall make it available to Customer subject to agreement on terms and conditions, including price.

Intelsat Confidential and Proprietary

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

3.2	Service Restoration for other Services: Unless otherwise provided in Section 6 of these Additional Terms and Conditions of this Service Order, in the event any other Service provided by Intelsat hereunder fails, Intelsat may, in its sole discretion, restore such Service. Restoration may be made on the affected satellite or on another Intelsat satellite then in orbit where the capacity shall provide similar coverage and equivalent performance. Such capacity will then become the Service. If Intelsat, in its discretion, does not restore or attempt to restore a failed Service hereunder, the relevant Service Contract or Service Order shall be deemed terminated without further liability as of the time of failure.

3.3	Customers under Service Distribution Agreements and/or Wholesale Customer Agreement: Annex F is deleted in its entirety and replaced with the following: In cases of satellite failure or malfunction, Intelsat shall use reasonable efforts to restore affected Services in accordance with the relevant Service Order/Contract.

4.	SERVICE INTERRUPTION CREDITS / OUTAGE CREDITS

4.1	A Service Interruption or Confirmed Outage is defined as any period during which a Service fails to meet the minimum performance parameters set forth in the relevant Technical Attachment.

4.2	“Interruption Credit” or “Outage Credit” means a credit to be given by Intelsat to Customer against future service provided by Intelsat. Interruption Credits or Outage Credits will be given for Service Interruptions of one (1) hour or more, and will be calculated as a proportion of monthly service, based on the number of hours in the month during which the Service Interruption or Confirmed Outage occurred.

4.3	Measurements of periods of Service Interruption or Confirmed Outage shall commence when the Service fails to meet the Service specifications as provided in the applicable Technical Attachment, and the failure is confirmed by Intelsat. A Service Interruption or Confirmed Outage shall end when Intelsat notifies Customer or Customer has actual knowledge that the Service has been restored to the specifications as provided in the applicable Technical Attachment. Any period during which Customer uses the applicable Service shall not count towards the duration of the Service Interruption or Confirmed Outage.

5.	MISCELLANEOUS

5.1	Billing Policy: Intelsat shall commence billing on the Service Start Date specified in the relevant Service Contract or Service Order, unless any service delay is due to causes attributable to Intelsat. However, Intelsat shall not be obliged to provide the Service until Customer has submitted (i) the Deposit or Collateral, if required; and (ii) a transmission plan, and the plan has been approved by Intelsat.

5.2	Renewal: Any renewal or extension of a Service will be the subject of a separate agreement between Customer and Intelsat.

5.3	End of Service: If Intelsat, in its sole discretion, decides to take a Satellite out of commercial service at its orbital location before the Service End Date, Intelsat shall give Customer reasonable notice under the circumstances of such determination and the date the applicable Satellite will be taken out of service or redeployed at another orbital location. In such event, this Service Order shall automatically terminate on the date that the Satellite is taken out of commercial service or redeployed, unless Intelsat, at its option, continues to provide Service meeting the Service Specifications to Customer on an alternative or replacement satellite. During the term of this Service Order (“Service Term”), Intelsat may replace the Satellite or one of its communications payloads (e.g. Ku or C-band) with another satellite (a “Replacement Satellite”) at the same orbital location or at such other orbital location to which such Replacement Satellite may be authorized by the FCC or other competent authority to be located. In such circumstances, provided there is available substantially comparable substitute capacity on the Replacement Satellite, Intelsat may provide such capacity to Customer (the “Replacement Transponder Service”) and this Service Order shall continue with such Replacement Transponder Service in lieu of the service originally provided for the remainder of its scheduled Service Term. The Replacement Transponder Service shall be deemed substantially comparable if the transmission parameters and service specifications for the Replacement Transponder Segment Service (“Replacement Transmission Parameters” and “Replacement Service Specifications”, respectively) have materially the same or better coverage and performance than the Service Specifications. Intelsat shall provide Customer with Replacement Transmission Parameters and Replacement Service Specifications prior to the transfer to the Replacement Satellite. Intelsat shall use all reasonable efforts to minimize any disruption of operations while the Service is being transferred from one satellite to the other and Customer shall be entitled to Outage Credits during any period that the Service may be unavailable from both satellites. In the event of a replacement of the Transponder Service under this Section, all references in this Service Order to the Satellite, the Transponder Service, the Transmission Parameters and the Service Specifications, shall thereafter be deemed to refer to the Replacement Satellite, the Replacement Transponder Service, the Replacement Transmission Parameters and the Replacement Service Specifications, respectively.

Intelsat Confidential and Proprietary

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

5.4	Transmission Plan: All transmission plans for this Service must be submitted to Intelsat for approval at least two weeks before the Service Start Date. All transmission plans must comply with the Operational Requirements for the Service. Customer shall also be permitted, subject to Intelsat’s approval, to modify the transmission plan from time to time. Intelsat reserves the right to charge Customer a reasonable fee for transmission plan modifications. All proposed modifications must also be submitted at least two weeks prior to their intended activation. Intelsat’s approval of the transmission plan is not authorization for Customer to access the Intelsat space segment; a separate message from Intelsat will provide information to Customer for coordinating the activation of carriers. This Service Order is entered into with the understanding that this Service will not create harmful technical interference to other services. Should such interference occur, Customer assumes all liability. In addition, Intelsat reserves the right to ensure that no technical impairments are caused to other services, including, if necessary, terminating the Service.

5.5	Earth Station Approval: All Customer earth stations must be approved by Intelsat prior to operation. Small VSAT earth stations may receive approval as Standard GX through the transmission plan approval. All antennas, including GX antennas, must be authorized in the host country by all relevant regulatory and licensing authorities. For Customer earth stations utilizing Intelsat or Intelsat-affiliated entities’ facilities that require approval and verification testing, Customer must advise Intelsat at least four (4) weeks in advance of preferred testing dates for said earth stations.

6.	SPECIAL TERMS & CONDITIONS OF SERVICE

6.1	[* * *] then this Service Order will continue in full force and effect until the SED.

6.2	The Service on G25 is [* * *]. The Service on G25 is [* * *]. If the situation permits, Intelsat may give Customer [* * *]. In the event that Intelsat gives the Customer [* * *] of the Service on G25, the Customer will have an option, at Customer’s discretion, [* * *] for the remainder of the term. In the event of [* * *] Service on G25, the Customer must notify Intelsat in writing [* * *] Service on G25 if the Customer does not wish to [* * *] and if such notice is not received by Intelsat [* * *] of Service on G25 then this Service Order shall continue in full force and effect [* * *].

6.3	Whilst operating on Galaxy 25 (G-25) Transponder KH01 / KV01, the transponder [* * *] and must operate with an [* * *]. This transponder will be operated in [* * *].

6.4.1	It is estimated that the Service shall move to the Galaxy 19 (G-19) satellite during the 1st Quarter of 2009, at a date to be determined by Intelsat, and subject to the operational availability (as determined by Intelsat) of that satellite. During the migration of the Service, which shall occur no later than [* * *] after the operational availability (as determined by Intelsat) of G-19, Intelsat shall provide Customer [* * *].

At any time after the Service is transferred to G-19 Customer shall have the option to [* * *], subject to availability. In the event Customer exercises this option, then the Service Fee for [* * *].

6.5	Customer shall have a [* * *] the Service on [* * *] without further liability [* * *] (other than for [* * *]), by giving [* * *] prior written notice.

6.6	Customer shall be the only operator of Galaxy 25 (G-25) Transponder [* * *], which is a [* * *] transponder. Customer shall transmit a [* * *] carrier using FEC [* * *].

6.7	Attached as Exhibit A hereto is the link budget for the transmission which is an integral part of this Service Order.

End.

Intelsat Confidential and Proprietary

***Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR §§ 230.246-2 and 200.80(b)(4).

Lease Transmission Plan Program (LST) Lease Summary Information June 20, 2007

INTELSAT	SVO-L Number	:	[* * *]

3005 at 97.00 Deg W (263.00 Deg E)	Tr. Beam Number	:	[* * *]

LST-plan	Slot	:	[* * *]

	Tr. Cen. Freq. (GHz)	:	[* * *]

Note	:
:
:

Beam Uplink (Geog.)	:	NAKH	Beam Downlink (Geog.)	:	NAKV	Tr BW (MHz)	:	[* * *]
Beam Uplink (Phys.)	:	NAKH	Beam Downlink (Phys.)	:	NAKV	Tr BW; (MHz; IESS-410)	:	[* * *]
Tr. SFD (dBW/m2 ; BP)	:	TBD	Tr. IBO (dB)	:	[* * *]	Lease BW usage (MHz)	:	[* * *]
Tr. SFD (dBW/m2 ; BE)	:	[* * *]	Tr. OBO (dB)	:	[* * *]	Lease OFD (dBW/m2 BE);	:	[* * *]
Tr. G/T (dB/K ; BE)	:	[* * *]	Tr. EIRP (dBW ; BE)	:	[* * *]	Lease EIRP (dBW ; BE)	:	[* * *]

Link Analysis Description:
MultiCarrier Txpdr Lease	Link [* * *]
Number of links: 1
Modulation	QPSK	kbit/s
Information Rate	[* * *]
FEC Code Rate	[* * *]
R-S Code Rate	[* * *]
Clear Sky Eb/No Available	[* * *]	dB
Number of Assigned Carriers	[* * *]
Transmit ES Code	TX
Transmit ES Size	[* * *]	m
Receive ES Code	RX
Receive ES Size	[* * *]	m
Receive ES G/T	[* * *]	dB/K

Total Leased Resource Usage:
LST calculated			Total BW allocated	[* * *]	MHz
(MultiCarrier Txpdr Lease)			Total BW PEB	[* * *]	MHz
Total EIRP utilized	[* * *]	dBW	Total BW utilized	[* * *]	MHz
Total EIRP available	[* * *]	dBW	Total BW available	[* * *]	MHz
Margin (available-utilized)	.0	dB	Margin (available-utilized)	[* * *]	MHz

Notes:

Communications Systems Engineering Data Source: IESS 410. Rev. 8b, May 2001.					v:1.1.8

* * *Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR § 230.246-2 and 200.80(b)(4).

Pg.1

APPENDIX B

TECHNICAL APPENDIX

Satellite Information
Satellite:	G-25
Orbital Location:	97° West Longitude
Uplink Beam/Band:	NAKH / Ku-Band
Downlink Beam/Band:	NAKH / Ku-Band
Nominal Transponder Bandwidth:	[* * *] MHz
Customer Transponder Capacity Allocation:	[* * *] MHz

1.0     INTRODUCTION

This Technical Appendix contains the Performance Specification for the Ku-Band transponders assigned to the Intelsat G-25 NKH Uplink beam – NAKV Downlink beam. As described further herein the specifications are applicable to a full transponder allocation on a [* * *] MHz transponder and associated spares as noted, if available.

2.0     SATELLITE PERFORMANCE CHARACTERISTICS

Orbital Tolerances:	Longitude Tolerance:	± 0.05 degrees
	Inclination Tolerance:	± 0.05 degrees

2.1     Communication Antenna Pointing. The Satellite will maintain the orientation of its communications antenna relative to the earth such that the EIRP, G/T and SFD described in Section 3.1 are maintained.

3.0     COMMUNICATION SYSTEM PERFORMANCE CHARACTERISTICS

3.1     EIRP, G/T and SFD within Beam Coverage Area. Figure B-1 provides EIRP contours for the Satellite Downlink Beam, while Figure B-2 provides G/T contours for the Satellite Uplink beam. These contours permit the user to estimate EIRP and G/T for any location within the Beam Coverage Area. Minimum beam reference EIRP and G/T for any location within the Beam Coverage Areas. Minimum beam reference EIRP for the Transponder is 40.9 dBW ±1.0 dB, minimum beam reference G/T for the transponder is -4.2 dB/K ±1.5 dB. The SFD (at beam reference contour) ranges from -96 dBW/m2 to -75 dBW/m2±1.0 dB.

Note:	Beam Reference Contour values are based on the representative beam patterns attached. The contours are provided for estimation purposes only. It is recommended that a 1 dB margin be included when utilizing the contours.

3.1.1     Input Attenuators. The gain of each transponder is adjustable by ground command over a range of 0 to 21 steps in 1 dB increments.

* * *Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR § 230.246-2 and 200.80(b)(4).

3.1.2     Saturation. For the purposes of this Specification, saturation is defined as the point on the single carrier power-out versus power-in transfer curve corresponding to the operating point that provides the specified EIRP output power and simultaneously meets the required linearity.

3.1.3     SFD Gain Stability. The SFD shall not vary by more than ±1.2 dB over any 24 hour period and ±1.7 dB over the life of the Satellite for the specified coverage area.

a)	Including the gain variations of the transponder.

b)	Excluding the use of ground commandable gain.

c)	Excluding effects of spacecraft attitude errors.

d)	Including antenna thermal distortion.

Figure B-1. G-25 Ku-Band NAKV Downlink Beam

(EIRP Contours: 50.8, 49.8, 48.8, 47.8, 46.8, 45.8, 44.8, 43.8, 42.8, 41.8, 40.9, 40.8, 39.8 dBW)

* * *Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR § 230.246-2 and 200.80(b)(4).

Figure B-2. G-25 Ku-Band NAKH Uplink Beam

(G/T Contours: +2.7, 1.7, +0.7, -0.3, -1.3, -2.3, -3.3, -4.2, -4.3, -5.3 dB/K)

3.1.4     Two Carriers and Multi-carrier Operation. The values provided in Sections 3.1 are based on the occupancy of the transponder by a single carrier. While subject to final approval by Intelsat and based on specific transponder configuration, multi-carrier operation (3 or more QPSK carriers) must be conducted with a composite output and input backoff meeting the following specifications:

Mode	Output	Input (see Note below)
Multi or Single Carrier	3.8 dB/composite	9.0 dB/composite

Note: For operation of carrier modulation other than QPSK, additional power constraints may be imposed in order to reduce the generation of intermodulation and other spurious signals.

Prior to carrier activation, Customer must provide Intelsat with a transmission plan detailing the proposed carrier frequency, modulation and coding type, as well as required yearly service availability level, along with other pertinent technical information, for approval by Intelsat. The approval will consist of the specific carrier operational parameters. Intelsat reserves the right to adjust the composite input backoff to achieve the specified output backoff.

* * *Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR § 230.246-2 and 200.80(b)(4).

3.1.5     EIRP Change Due to Redundant Power Amplifier. When any transponder is switched from its primary HPA to an adjacent HPA, the transponder output power shall not decrease by more than 0.5 dB relative to the EIRP using the primary power amplifier.

3.1.6     Gain Change Due to First Redundant Receiver. When the first redundant receiver is substituted for a primary receiver, the gain of the affected transponders shall not decrease by more than 0.5 dB.

3.2     SATELLITE COMMUNICATION SYSTEM EXPECTED PERFORMANCE

3.2.1     Co-Channel Interference. The Total Co-Channel Interference ratio due to interference from co-frequency carriers on the satellite is expected to be a minimum of 30 dB. for most locations within the Beam Reference Contour.

3.2.2     Nominal Channel Frequencies and Polarization. Each Transponder in the Beam Coverage Area shall use the Uplink and Downlink frequency range provided in Table 1 below. Moreover, the Beam Coverage Area shall be accessible by either linear vertical or horizontal polarization. Intelsat reserves the right to assign and/or reassign Customer’s space segment allocation within the Transponder or to other Transponders or Satellites within the applicable Uplink and/or Downlink Beam Coverage Area. Except in emergency circumstances, Intelsat shall notify Customer of any changes to its initial allocation as soon as reasonably practicable prior to such change and shall use reasonable efforts to minimize disruption to Customer’s Transponder Capacity during any such change.

3.2.3     Frequency Translation. The communication system translates Uplink transmissions by a net frequency subtraction identified in Table 1 below. The net translation error is not expected to exceed ±1.5 kHz over the operating lifetime of the satellite, with variations over any 30 day period not to exceed ±0.2 kHz.

Table 1. Frequency Range and Corresponding Translation Frequency

Uplink Band	Downlink Band	Translation Frequency
From 14.00 to 14.50 GHz	From 11.70 to 12.20 GHz	2300 MHz

End of Appendix B.

* * *Text Omitted and Filed Separately with the Securities and Exchange Commission under CFR § 230.246-2 and 200.80(b)(4).